SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STEINER LEISURE LIMITED
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STEINER LEISURE LIMITED

May 5, 2006

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Steiner Leisure Limited, which will be held at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Thursday, June 15, 2006, at 1:00 p.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you decide to attend the annual meeting, you will, of course, have the opportunity to vote in person.

Sincerely,

/s/ Clive E. Warshaw

Clive E. Warshaw
Chairman of the Board

STEINER LEISURE LIMITED

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 15, 2006

_______________

To the Shareholders:

The annual meeting of the shareholders of Steiner Leisure Limited will be held at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on June 15, 2006, at 1:00 p.m. local time for the following purposes:

    To elect two Class I directors to serve for terms of three years and to elect one Class II director to serve for a term of one year;

    To act upon proposal to approve the adoption of the Company's 2006 Non-Employee Directors' Restricted Share Plan, which is proposed to replace the Company's Amended and Restated Non-Employee Directors' Share Option Plan;

    To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2006; and

    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 21, 2006 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Robert C. Boehm
Secretary

May 5, 2006

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE JUNE 15, 2006 ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

STEINER LEISURE LIMITED
Suite 104A
Saffrey Square
Nassau, The Bahamas

_______________

PROXY STATEMENT

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This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Steiner Leisure Limited, a Bahamas international business company (the "Company"), in connection with the solicitation of proxies by the Company's board of directors from holders of the Company's outstanding common shares, (U.S.) $.01 par value per share (the "Common Shares"), for use at the annual meeting of shareholders of the Company to be held on Thursday, June 15, 2006, at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 at 1:00 p.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only holders of record of Common Shares as of the close of business on April 21, 2006 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had 17,759,025 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each Common Share held of record as of the Record Date. Common Shares represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxy. If no instructions are indicated, shares represented by proxy will be voted "for" the election, as directors of the Company, of the nominees named in the proxy to serve, in the case of the Class I directors, until the 2009 annual meeting of shareholders and, in the case of the Class II director, until the 2007 annual meeting of shareholders, "for" adoption of the Company's 2006 Non-Employee Directors' Restricted Share Plan, "for" approval of the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as independent auditors for the Company for fiscal year 2006 and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting.

This Proxy Statement and the accompanying proxy card are first being mailed to Company shareholders on or about May 5, 2006.

Any holder of Common Shares giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date than the date of the proxy being revoked or (iii) at the Annual Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

The holders of a majority of Common Shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of the Class I directors and the Class II director. Approval of each of Proposals Two and Three requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and be represented at the Annual Meeting in person or by proxy. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to such director or directors, although the Common Shares represented by proxy will be treated as "present" and "entitled to vote." For the purpose of determining the vote required for approval of Proposals Two and Three, Common Shares held by shareholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter.

A "broker non-vote" refers to Common Shares represented in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter. In the case of a broker non-vote, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter.

PROPOSAL ONE - ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the board of directors pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), is seven. In accordance with the Articles, the board of directors of the Company consists of three classes: Class I, Class II and Class III, consisting of two, two and three directors, respectively. One of the three classes is elected each year to succeed the directors whose terms are expiring. The Class I directors are to be elected at the Annual Meeting, the Class II directors are to be elected at the 2007 annual meeting of shareholders and the Class III directors are to be elected at the 2008 annual meeting of shareholders. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified, unless, prior to that date, they have resigned or otherwise left office.

Even though the Class II directors are not to be elected until the 2007 annual meeting of shareholders, Cynthia R. Cohen, who was appointed as a Class II director effective April 13, 2006, upon the resignation of Jonathan D. Mariner, is a nominee for election to the board at the Annual Meeting. This is because the procedures adopted by the board to be followed by the independent directors in connection with nominations to the board (the "Nomination Procedures") provide that a director appointed to fill a vacancy on the board is required to stand for election at the next annual meeting of shareholders.

The board has determined that four directors, Ms. Cohen and Messrs. Finkelstein, Harris, and Preston are independent directors as defined in the rules of the Nasdaq Stock Market (the "Nasdaq Rules").

At the Annual Meeting, the Class I directors are to stand for election to the board to serve until the 2009 annual meeting of shareholders. The nominees for election as Class I directors at the Annual Meeting are Clive E. Warshaw and David S. Harris, who are presently directors of the Company. Also at the Annual Meeting, Cynthia R. Cohen, presently a director of the Company, is to stand for election to the board as a Class II Director to serve until the 2007 annual meeting of shareholders.

Each of the nominees was nominated by the board based on the recommendation of the independent directors. If any of the nominees is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as directors.

If either Mr. Harris or Ms. Cohen, the independent directors standing for election at the Annual Meeting, fails to be elected at the Annual Meeting, the board would, as soon as practicable, appoint an additional independent director to serve until the 2007 annual meeting of shareholders so that the Company would be in compliance with the Nasdaq Rules' requirement that the Company have a majority of independent directors.

The following table sets forth the names and ages (as of the date of the Annual Meeting) of the directors, the class (and year that class stands for election) to which each director has been elected, the positions and offices, if any, held by each director with the Company and the year during which each became a director of the Company.

Name	Age	Positions with the Company	Director Since
Class I
Directors Holding Office Until 2006
Clive E. Warshaw	64	Chairman of the Board	1995
David S. Harris	46	Director	2004
Class II
Directors Holding Office Until 2007
Cynthia R. Cohen	53	Director	2006
Charles D. Finkelstein	54	Director	1997
Class III
Directors Holding Office Until 2008
Leonard I. Fluxman	48	President and Chief Executive Officer and Director	1995
Michèle Steiner Warshaw	60	Executive Vice President of Cosmetics Limited and Director	1995
Steven J. Preston	54	Director	1997

Clive E. Warshaw has served as Chairman of the Board of the Company since November 1995. From November 1995 to December 2000, Mr. Warshaw also served as Chief Executive Officer of the Company. Mr. Warshaw joined the Company's predecessor, Steiner Group Limited, subsequently known prior to its dissolution as STGR Limited ("Steiner Group"), in 1982 and served as the senior officer of the Maritime Division of Steiner Group from 1987 until November 1995. Mr. Warshaw is a resident of The Bahamas. Mr. Warshaw is the husband of Michèle Steiner Warshaw.

David S. Harris has served as a director of the Company since June 2004. He has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC ("ABN"). From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution ("ING"). The operations of ING with which Mr. Harris was associated were acquired by ABN in May 2001. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz LLC was acquired by ING in September 1997. Mr. Harris, through the firms with which he was then employed, provided investment banking services to the Company from time to time from 1996 through July 2001. In 2001, the Company received financing from an affiliate of ABN while Mr. Harris worked for ABN. Mr. Harris is a director of Rex Stores Corporation. Mr. Harris is a resident of the United States.

Cynthia R. Cohen has served as a director of the Company since April 2006. She is the founder and President of Strategic Mindshare, a strategy consulting firm serving retailers and consumer product manufacturers since 1990. From 1987 to 1990, Ms. Cohen was a partner in management consulting with Deloitte & Touche LLP and its predecessor. Ms. Cohen is a director of bebe Stores, Inc., a specialty apparel retailer, Hot Topic, Inc., a teen apparel retailer, and The Sports Authority, Inc., a sporting goods retailer. Ms. Cohen is a resident of the United States.

Charles D. Finkelstein has served as a director of the Company since February 1997. Since January 2001, he has served as President of Faber Coe & Gregg, Inc., which operates shops offering gifts, sundries and newspapers and other publications in airports, train stations, hotels and other venues in various parts of the United States. Since 1985, Mr. Finkelstein has served as general counsel, secretary and a director of that company. Mr. Finkelstein is a resident of the United States.

Leonard Fluxman has served as President and Chief Executive Officer of the Company since January 2001, and as a director since November 1995. From January 1999 through December 2000, he served as President and Chief Operating Officer of the Company. From November 1995 through December 1998, he served as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of Coiffeur Transocean (Overseas), Inc., which operated a business similar to that of Steiner Group ("CTO"). Mr. Fluxman served as CTO's Vice President - Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman is a resident of the United States.

Michèle Steiner Warshaw has served as a director of the Company since November 1995 and as a senior officer of its Cosmetics Limited subsidiary since November 1996. From January 1996 through December 2001, she served as Executive Vice President of the Company. From November 1995 through December 1995, Ms. Warshaw served as the Company's Senior Vice President - Development. From 1967 until November 1995, Ms. Warshaw held a variety of positions with Steiner Group, including assisting in the design and development of shipboard facilities and services. Ms. Warshaw is a resident of The Bahamas. Ms. Warshaw is the wife of Clive E. Warshaw.

Steven J. Preston has served as a director of the Company since April 1997. Since March 1997, Mr. Preston has served as an independent financial consultant and since April 2003 he has been involved in real estate development. From 1974 through February 1997, Mr. Preston served with Arthur Andersen LLP ("Arthur Andersen"), including, from September 1985, as a tax partner. From 1995 until 2002, Arthur Andersen provided tax advice to the Company and served as the Company's independent auditors. Mr. Preston was the partner in charge of Arthur Andersen's engagement to provide tax advice to the Company prior to his departure from that firm. Mr. Preston is a resident of the United States.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" the election of Clive E. Warshaw and David S. Harris as the Class I Directors and "FOR" the election of Cynthia R. Cohen as a Class II Director.

Meetings and Committees of the Board of Directors

The Company's board of directors met nine times in 2005.

The board of directors has an Audit Committee and a Compensation Committee. The board of directors does not have a nominating committee or any committee performing similar functions. The board has adopted the procedures described below with respect to the consideration and nomination of candidates to serve on the board. Each of the Audit Committee and the Compensation Committee consists solely of directors who are independent as defined in the Nasdaq Rules, Ms. Cohen and Messrs. Harris and Preston. Mr. Preston serves as Chair of the Audit Committee and Mr. Harris serves as Chair of the Compensation Committee.

The Audit Committee is responsible for overseeing internal accounting controls and accounting, auditing and financial reporting matters, including the engagement of independent auditors and the review of financial statements included in the Company's Securities and Exchange Commission ("SEC") filings. The Audit Committee also is responsible for the review of proposed transactions between the Company and related parties. The report of the Audit Committee appears below under "Audit Committee Report." The Audit Committee met six times during 2005.

The Compensation Committee is responsible for approving the compensation arrangements for executive officers and certain other officers of the Company and for establishing policies relating to that compensation. It is also responsible for administering the Company's Amended and Restated 1996 Share Option and Incentive Plan (the "1996 Option Plan") and the 2004 Equity Incentive Plan (the "Equity Plan"). In addition, if the 2006 Non-Employee Directors' Restricted Share Plan is approved by the shareholders, the Compensation Committee would also be responsible for administering that plan. The Compensation Committee met five times during 2005.

In 2005, each of the board members attended more than 75 percent of all of the board meetings and meetings of the committees of which such director was a member.

All board members are expected to attend the Company's annual meetings of shareholders. At the 2005 annual meeting, all of the board members were in attendance.

Shareholder Communications With the Board of Directors

Shareholders desiring to communicate with the board of directors or a particular director may send a letter to the Company's Secretary, c/o Steiner Management Services, LLC, Suite 200, 770 South Dixie Highway, Coral Gables, FL 33146. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the sender as a shareholder and clearly state whether the intended recipients are all of the members of the board or one or more specified directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, as the case may be.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics for the Company, which is applicable to all officers, directors and employees of the Company and its subsidiaries, including the Company's Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available for review on the Company's website at www.steinerleisure.com.

Director Nomination Procedures

The Company does not have a separate board committee that is responsible for the identification of qualified candidates for nomination to the board of directors. However, the board has adopted the Nomination Procedures. The directors who consider nominees for election to the board are Ms. Cohen and Messrs. Finkelstein, Harris and Preston. Jonathan D. Mariner was an independent director until his resignation in April 2006, and considered the appointment of Ms. Cohen to the board, together with Messrs. Finkelstein, Harris and Preston. The board has determined that each of these persons is an independent director as defined in the Nasdaq Rules. A copy of the Nomination Procedures can be found on the Company's website at www.steinerleisure.com.

The board of directors believes that because the nominating process involves consideration of candidates by the independent directors based on the guidelines set forth in the Nomination Procedures, there is no need for the establishment of a separate nominating committee.

Under the Nomination Procedures, the independent directors will consider all qualified candidates identified by various sources, including members of the board, management and shareholders. Candidates for directors recommended by shareholders will be given the same consideration as those identified from other sources.

The independent directors review each candidate's biographical information, meet with each candidate and assess each candidate's independence, skills and expertise based on a number of factors, including the following criteria summarized from the Nomination Procedures:

    whether the candidate is of high ethical character, has high integrity and has the ability to make analytical inquiries and exercise sound business judgment;

    whether the candidate serves or previously served as a chief executive officer or chief financial officer of a public company or has comparable experience leading a complex organization;

    whether the candidate is accomplished in his or her field, with special consideration being given to those who are experienced in the industries in which the Company is engaged or proposes to engage;

    whether the interplay of the candidate's knowledge, expertise, skills and experience with that of the other members of the board would build a board that is effective, collegial and responsive to the needs of the Company; and

    whether the candidate would be willing and capable to take the time to actively participate in meetings of the board and its committees and related activities.

Based on its assessment of a candidate's qualifications, the independent directors make recommendations to the board of directors regarding potential director candidates.

Shareholders who wish to propose a nominee for director at the 2007 annual meeting of shareholders should send written notice to the Company's Secretary by the date specified below in this Proxy Statement in the second paragraph under "Shareholder Proposals for 2007 Annual Meeting" (the "General Proposal Requirements"). Each written notice must set forth, in addition to the General Proposal Requirements: (1) the name and address of the shareholder who is making the nomination; (2) the number of Common Shares beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Shares entitled to vote at such annual meeting of the shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (3) the name of the director candidate; (4) a complete statement of the candidate's qualifications (including education, work experience, knowledge of the Company's industry, membership on other boards of directors and civic activity); (5) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (6) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate's independence as defined in the Nasdaq Rules and information regarding the candidate's attributes that the board would need to consider in order to assess whether such candidate would qualify as an "audit committee financial expert" as defined in the regulations of the SEC; and (7) the candidate's consent to serve as a director of the Company if elected.

Compensation of Directors

Pursuant to a five-year employment agreement with the Company, effective January 1, 2002, Mr. Warshaw receives $25,000 per year for serving as Chairman of the Board, and an annual award under the Equity Plan (which is described below in this Proxy Statement under "Executive Compensation") of ten-year options to purchase 25,000 Common Shares with an exercise price equal to the average of the high and low prices of the shares on the date of grant and which vest in three equal annual installments. Mr. Warshaw also receives a car allowance of $17,000, payment of health insurance premiums ($5,496 in 2005) and, as is the case with all directors, reimbursement of expenses incurred in connection with fulfilling his duties. In the event that Mr. Warshaw terminates his position with the Company after a change in control of the Company, Mr. Warshaw would be entitled to receive $25,000. For this purpose, "change in control" has a meaning similar to that described below in this Proxy Statement under "Executive Compensation" with respect to the employment agreement for Sean Harrington. Mr. Warshaw also receives annual consulting fees of $30,000 and a $1,500 fee for each meeting of the board and board committee (where invited by the committee) he attends.

Mr. Fluxman receives no compensation for serving on the board.

In 2005, each director who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") received an annual retainer payment of $20,000 and received, under the Company's Non-Employee Directors' Share Option Plan (the "Current Directors' Plan"), an award of ten-year options to purchase 3,000 Common Shares with an exercise price per share equal to the closing price of the Common Shares on the date of grant and which become exercisable on the first anniversary of the date of grant except that, in the event of a change in control of the Company (which has a meaning similar to that in the employment agreements for Messrs. Boehm, Lazarus and Fusfield, described below) or the death of the Non-Employee Director, the options are immediately exercisable. Ms. Warshaw received a similar award of options in 2005 under the Equity Plan. In addition, Steven J. Preston and Jonathan D. Mariner, as respective Chairs of the Audit and Compensation Committees of the board during 2005, each received an additional $5,000 and $10,000 annual retainer, respectively, and each received an additional annual award of options to purchase 1,000 Common Shares with the terms described above. Each Non-Employee Director and Ms. Warshaw also receives $1,000 for each meeting of the board of directors attended and for each meeting of a board committee (of which he or she is not a member) attended at the request of that committee and $700 for each committee meeting attended (for committee members), except for the Chair of each committee, who receives $900 for each committee meeting attended.

Upon joining the board in April, 2006, Ms. Cohen received options to purchase 518 Common Shares under the Current Directors' Plan with the terms described above.

For 2006, each Non-Employee Director will receive an annual retainer payment of $34,000. In addition, Messrs. Preston and Harris, as respective Chairs of the Audit and Compensation Committees of the board, each will receive an additional $12,000 and $6,000 annual retainer, respectively.

Commencing with the meeting of the board immediately following the Annual Meeting, each Non-Employee Director and Ms. Warshaw will receive $1,200 for each meeting of the board attended and for each meeting of a board committee (of which he or she is not a member) attended at the request of that committee and $850 for each committee meeting attended (for committee members), except for the Chair of each committee, who will receive $1,100 for each committee meeting attended. In addition, if the 2006 Non-Employee Directors' Restricted Share Plan is approved by the shareholders, each Non-Employee director would receive annually, under that plan, instead of the option grants described above, a number of restricted Common Shares determined by dividing $50,000 by the closing price of the Common Shares on the date of grant. Ms. Warshaw would receive a similar award under the Equity Plan. In addition, Messrs. Harris and Preston, as respective Chair of each board committee, would receive an additional annual award of a number of restricted Common Shares determined by dividing $10,000 by the closing price of the Common Shares on the date of grant. These shares would vest on the first anniversary of the date of grant, subject to acceleration as described below under "Proposal Two - Approval of the Company's Non-Employee Directors' Restricted Share Plan."

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members, Steven J. Preston, Chair, Cynthia R. Cohen and David S. Harris. The board of directors has determined that each of the Audit Committee members is independent of the Company as defined in the Nasdaq Rules. The board also has determined that each member of the Audit Committee qualifies as an "Audit Committee Financial Expert" within the meaning of applicable SEC regulations.

The board of directors has adopted a charter for the Audit Committee. The charter specifies the scope of the Audit Committee's responsibilities.

Management has the primary responsibility for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

The Audit Committee reviewed and discussed with management and the Company's independent auditors, Ernst & Young, the Company's audited consolidated financial statements for the fiscal year ending December 31, 2005. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) on (i) that firm's independence as required by the Independence Standards Board and (ii) the matters required to be communicated under generally accepted auditing standards. The Audit Committee also has discussed with the independent auditors their independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the auditors.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

Members of the Audit Committee:

Steven J. Preston, Chair
Cynthia R. Cohen
David S. Harris

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, above, the Compensation Committee Report, below, and the Performance Graph that follows that report, shall not be incorporated by reference into any such filings.

Fees Paid to Auditor

The following table sets forth the fees incurred by the Company to Ernst & Young for fiscal years 2005 and 2004:

	2005	2004
Audit Fees	$1,064,541	$1,268,800
Audit-Related Fees	278,816	15,000
Tax Fees	6,563	5,000
All Other Fees	0	0
Total	$1,349,920	$1,288,800

Audit Fees. These fees were for services that included the audit of the Company's annual financial statements and review of quarterly financial statements and services that are normally provided by the independent auditors in connection with statutory and regulatory filings. For 2004 and 2005, a significant portion of the services included the audit of the Company's internal controls over financial reporting. These services also included advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and, for 2004, preparation of an annual "management letter" on internal control matters.

Audit-Related Fees. For 2005, these fees were for due diligence services in connection with the Company's acquisition of the Utah College of Massage Therapy. For 2004, these fees were for advisory services relating to agreed upon procedures relating to a resort spa.

Tax Fees. These fees were for tax advice and preparation of certain tax forms and tax returns.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by Ernst & Young. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young's independence. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by Ernst & Young and requires that the Chair report to the Audit Committee any pre-approval decisions made by him at the next scheduled meeting of the Audit Committee. In connection with making any pre-approval decision, the Audit Committee and the Chair must consider whether the provision of such permitted non-audit services by Ernst & Young is consistent with maintaining Ernst & Young's status as the Company's independent auditors.

In addition, the policy provides for the annual establishment of fee limits for various types of audit services, audit-related services and tax services, within which the services are deemed to be pre-approved by the Audit Committee. Ernst & Young is required to provide to the Audit Committee detailed back-up information with respect to the performance of such services.

All services performed by Ernst & Young for the Company for 2005 were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation for services in all capacities paid to, or earned by, the Chief Executive Officer of the Company and the four other highest paid executive officers (the "Named Executive Officers") with respect to the fiscal years ended December 31, 2005, 2004 and 2003.

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation ($)(1)		Restricted Share Awards(2)	Securities Underlying Options (#)	All Other Compensation(3)

Leonard I. Fluxman	2005	$483,226	$677,608	─	$	─	─	$9,725
President and Chief	2004	439,296	675,654	─		290,535	40,500	1,325
Executive Officer	2003	399,360	505,867	─		─	51,500	1,325

Sean C. Harrington	2005	319,978	263,361	─		─	─	15,999
Managing Director of	2004	306,750	220,084	─		178,855	5,500	15,338
Elemis Limited (4)	2003	263,791	173,139	─		─	10,000	13,190

Robert C. Boehm	2005	254,800	178,645	─		─	─	8,400
Senior Vice President and	2004	242,666	186,615	─		249,030	11,500	─
General Counsel	2003	233,333	147,781	─		─	25,500	2,100

Stephen Lazarus	2005	243,360	170,627	─		─	─	8,400
Senior Vice President and	2004	202,800	155,957	─		249,030	11,500	─
Chief Financial Officer (5)	2003	87,555	55,453	─		─	45,500	─

Glenn Fusfield	2005	252,000	139,844	─		─	─	8,400
Chief Operating Officer	2004	239,616	151,953	─		249,030	11,500	─
	2003	230,400	145,923	─		─	20,500	─

__________

(1) No other annual compensation for the Named Executive Officers is reflected because the aggregate values of the perquisites and other personal benefits received by each of the Named Executive Officers for the indicated years were less than the required threshold for disclosure (the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer).

(2) The amounts shown in this column represent the dollar value of the grants of restricted Common Shares based on the value of the Common Shares on the grant date, December 6, 2004. The restricted share grants were all made under the Equity Plan and provide for vesting in equal installments on each of the first three anniversaries of the date of grant (the only condition to vesting is the passage of time). The Named Executive Officers have no voting, dividend or other shareholder rights with respect to the restricted shares until they vest. The number and value of the shares which remain restricted as of December 31, 2005 with respect to each of the Named Executive Officers was: Mr. Fluxman - 7,000 shares with a value of $248,920, Mr. Harrington - 4,333 shares with a value of $154,081 and each of Messrs. Boehm, Lazarus and Fusfield - 6,000 shares with a value of $213,360.

(3) For Messrs. Boehm, Lazarus and Fusfield, the amount represents Company contributions to such individual's 401(k) retirement plan account. For Mr. Fluxman, for 2005, in addition to 401(k) plan contributions, the amount also includes reimbursement of term life insurance premiums, and, for 2003 and 2004, the amounts represent exclusively such reimbursement. For Mr. Harrington, the amount represents Company contributions to a private pension arrangement maintained on behalf of Mr. Harrington.

(4) Mr. Harrington's compensation was paid in British Pounds. All such amounts are presented in U.S. Dollars based on the average exchange rate for the year presented.

(5) Mr. Lazarus commenced his employment with the Company in July 2003.

Option Grants in 2005

No options to purchase Common Shares or share appreciation rights were granted during fiscal year 2005 to any of the Named Executive Officers.

Aggregate Option Exercises in 2005 and Year-End 2005 Option Values

The following table sets forth information regarding option exercises and the number and year-end value of unexercised options to purchase Common Shares held at December 31, 2005 by each of the Named Executive Officers.

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-The-Money
	Shares		Options at	Options at
	Acquired	Value	FY-End(#)	FY-End($)(1)
	on Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable
Leonard I. Fluxman	307,334	$4,567,758	451,951/44,000	$5,892,008/576,320
Sean C. Harrington	38,695	676,392	46,373/6,999	431,044/100,151
Robert C. Boehm	5,000	108,513	64,965/16,166	1,409,748/242,130
Stephen Lazarus	6,834	145,728	19,000/22,832	335,473/365,708
Glenn Fusfield	71,584	1,154,061	21,489/14,499	419,334/206,506

__________

(1) The amounts set forth represent the difference between the $35.56 per share closing price at December 31, 2005 of the Common Shares issuable upon exercise of the options and the exercise price of the options, multiplied by the applicable number of shares issuable upon exercise of the options. The options were granted pursuant to the Equity Plan. See "Executive Compensation - 2004 Equity Incentive Plan." All of the options vest and become exercisable in equal amounts over three years and have terms of ten years.

The following table sets forth information regarding the number and year-end value of unexercised options to purchase the common stock of the Company's Steiner Education Group, Inc. subsidiary ("SEG") held at December 31, 2005 by Leonard Fluxman, the only Named Executive Officer to hold these options.

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-The-Money
	Shares		Options at	Options at
	Acquired	Value	FY-End(#)	FY-End($)(1)
	on Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable
Leonard I. Fluxman	-	-	6,000	$525,540

__________

(1) The amounts set forth represent the difference between the valuation per share of SEG on a fully diluted basis at December 31, 2005 and the exercise price thereof. These options vested and became exercisable in equal annual amounts over three years, have terms of ten years and are forfeited upon certain terminations of Mr. Fluxman's employment with the Company.

Employment Agreements

The Company has entered into employment agreements with the Named Executive Officers, as described below. All of these agreements provide for, among other things: (i) the termination of the employee by the Company upon the occurrence of specified events relating to the employee's conduct; (ii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave the Company's employ; and (iii) the continuation of compensation payments to a disabled executive officer until such officer has been unable to perform the services required of him or her for specified periods of time, an automobile allowance, payments to be used for the purchase of a disability insurance policy, payments upon death or disability, 401(k) (at times when permitted under the Company's plan), or United Kingdom pension plan payments, as the case may be, health insurance (or payments in lieu thereof) and payments in lieu of unused vacation time (up to certain limits). The budgets containing targeted earnings levels on which bonuses may be earned under the employment agreements are required to be approved for such purpose by the Compensation Committee. For each of the executive officers, the base salary under these agreements, generally, has been increased by the Compensation Committee as of each first of January during the terms thereof. The Named Executive Officers and their immediate families are also entitled to receive certain complimentary services at facilities of the Company.

Leonard Fluxman. In March 2006, the Company entered into a five-year employment agreement with Leonard Fluxman, effective as of January 1, 2006. The agreement provides for a minimum annual base salary of $575,000 and an annual bonus of 50% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company for the year in question and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding the budgeted net earnings. That bonus is subject to reduction of up to 10% by the Compensation Committee in the event of a failure by Mr. Fluxman to follow Company policy or other conduct deemed by the Committee to be against the best interests of the Company. Similar provisions are required to be included in employment agreements to be executed by other executive officers of the Company in the future.

The agreement also provides for a grant, on the date thereof, of 30,000 restricted common shares of the Company pursuant to the Equity Plan, which vest at the rate of one-third thereof on each of the first three anniversaries of the date of the grant, and the granting to Mr. Fluxman, as part of the annual grant of equity to officers and certain other employees of the Company, of no less than 21,000 options to purchase common shares of the Company (which will vest at the rate of one-third thereof on each of the first three anniversaries of the date of grant) and 26,000 restricted common shares of the Company. The restricted shares are subject to vesting schedules and the meeting of certain Company performance criteria to be determined annually by the Compensation Committee, but which, as to the shares granted for 2006, vest at the rate of one-third thereof on each of the first three anniversaries of the date of grant, subject to the Company attaining specified earnings per share for 2006. The unvested portions of any of the restricted shares or options granted to Mr. Fluxman during the term of the agreement would be immediately forfeited in the event Mr. Fluxman's employment is terminated for cause or he voluntarily resigns his employment. Those options and restricted shares would vest immediately upon (i) Mr. Fluxman's death or disability, (ii) Mr. Fluxman's retirement, (iii) termination of Mr. Fluxman's employment without cause or for illness (as defined in the agreement) or (iv) Mr. Fluxman's termination of his employment for Good Reason (as defined below). The agreement also gives Mr. Fluxman the right under certain circumstances to require the Company to purchase any shares of SEG held by Mr. Fluxman at the time of the termination of Mr. Fluxman's employment with the Company.

In the event that the Company terminates Mr. Fluxman's agreement without cause or Mr. Fluxman terminates the agreement after certain adverse actions by the Company or within one year after a change in control of the Company (such reasons for termination by Mr. Fluxman are referred to hereinafter as "Good Reason"), Mr. Fluxman will be entitled to receive from the Company an amount equal to the total of (i) the then base salary with respect to a period equal to the longer of 24 months or the remainder of the term of the agreement, (ii) an amount equal to the incentive bonus that would have been payable to Mr. Fluxman for the year in which the termination of employment occurred if such termination had not occurred, for each full year during the remainder of the term of the agreement and a ratable portion thereof for any partial year and (iii) an amount equal to the sum of the costs of Mr. Fluxman's benefits (including his car allowance) for the remaining term of the agreement. Alternatively, in the event of a change in control, if an amount equal to 2.99 times Mr. Fluxman's "base amount," within the meaning of the Internal Revenue Code (the "Code"), is greater than the sum of the foregoing amounts, Mr. Fluxman would be entitled to receive such greater amount.

For the foregoing purposes, a "change in control" is deemed to occur if (i) over a twelve (12) month period, a person or group of persons acquires shares of the Company representing thirty-five percent (35%) of the voting power of the Company or a majority of the members of the board is replaced by directors not endorsed by the members of the board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires forty percent (40%) or more of the gross fair market value of the assets of the Company over a 12-week period.

In addition, the agreement provides that if Mr. Fluxman is required to pay, on or following a change of control, any excise tax pursuant to the Code, or any interest or penalties with respect to such excise tax, with respect to payments he receives from the Company (the "Payments"), the Company is required to pay to or on behalf of Mr. Fluxman an additional payment (a "Gross-Up Payment") in an amount such that after payment by Mr. Fluxman of all taxes imposed on the Gross-Up Payment, Mr. Fluxman retains an amount of the Gross-Up Payment that will be equal to the excise tax imposed upon the Payments.

Under the employment agreement, Mr. Fluxman is to be provided annually with a term life insurance policy. The Company has also entered into a deferred compensation agreement with Mr. Fluxman, pursuant to which Mr. Fluxman may elect to defer annually a designated amount of his cash compensation. Such designated amounts are held in an account maintained by the Company, which would include earnings, if any, realized with respect to the funds in such account. All amounts in such account are the property of the Company until distributed to Mr. Fluxman upon the termination of his employment. Under an agreement between Mr. Fluxman and the Company, such amounts are invested pursuant to a life insurance policy for the benefit of Mr. Fluxman under which the Company is entitled to receive an amount equal to the total of such investments from Mr. Fluxman or out of the insurance policy's death benefit proceeds.

In the event that Mr. Fluxman's employment with the Company is not renewed after completion of the term of the employment agreement on terms no less favorable to Mr. Fluxman than the terms of the agreement, Mr. Fluxman would be entitled to receive an amount equal to the sum of his then base salary and an amount equal to the incentive bonus payable to Mr. Fluxman for the year in which the agreement expires.

Sean C. Harrington. The Company entered into a five-year employment agreement, effective January 1, 2002, with Sean C. Harrington, Managing Director of Elemis Limited, a United Kingdom subsidiary of the Company which arranges for the production, packaging and supply of the Company's products ("Elemis"). The employment agreement provides for an annual base salary of approximately $282,275. Mr. Harrington is also entitled to receive a bonus of 25% of his then base salary based on the attainment by the Company and Elemis of 75% of the budgeted net earnings levels for the year in question and additional bonuses based on those entities exceeding that 75% threshold, including exceeding their budgeted net earnings. In addition, Mr. Harrington receives from the Company payments into a pension plan maintained on his behalf in an amount up to five percent of his base salary. Mr. Harrington is paid in British Pounds. The U.S. Dollar amount referenced above is based on the British Pound to the U.S. Dollar exchange rate on April 14, 2006.

In the event of the termination of the employment of Mr. Harrington other than for cause, Mr. Harrington would be entitled to receive an amount equal to the sum of his then base salary, any bonus to which he would have been otherwise entitled for the year during which such termination occurred, prorated to the date of such termination, an Average Bonus (as defined below) and the continuation of health insurance benefits for one year.

In the event of a change in control of the Company, Mr. Harrington may terminate his agreement and be entitled to receive (i) an amount equal to the greater of (A) his then base salary for the remainder of the term of the agreement and (B) twice his then base salary, (ii) any bonus to which Mr. Harrington would have been entitled for the year in which that termination occurred, prorated to the date of termination and (iii) an amount equal to the Average Bonus for each full year during the remainder of the term of the Agreement which would have occurred in the absence of such termination and a ratable portion thereof for any partial year. For this purpose, "Average Bonus" means when calculated with reference to any date, if such date is on or prior to June 30 of the year in which such date occurs, the average of the bonuses as paid for the three preceding years, or, if such date is after June 30 of such year, the average of the incentive bonus for such year and for the two preceding years. For such purpose, a "change in control" means (i) any transaction as a result of which a change in control would be required to be reported on Form 8-K under the Exchange Act; (ii) the acquisition of 20% or more of the Company's outstanding voting securities by a person or group; (iii) the acquisition of the right to vote for the election of directors or for any other matter of more than 20% of the Company's outstanding securities; (iv) during any period of 12 consecutive months (the "12 Month Period"), individuals who, at the beginning of such period, were directors of the Company, or individuals whose nomination or election was approved by a vote of

66 2/3% of such directors or directors previously so elected or nominated, cease for any reason to constitute at least 50% of the board of directors of the Company; or (v) any person or group owning 20% or more of the Company's outstanding voting securities commences soliciting proxies.

Robert C. Boehm. The Company entered into an employment agreement, effective September 23, 2002, with Robert C. Boehm, Senior Vice President and General Counsel of the Company. That agreement expires on December 31, 2007. Under his agreement, Mr. Boehm is entitled to receive an annual base salary of not less than $233,333. In addition, Mr. Boehm is entitled to receive a bonus of 25% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company for the year in question and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding the budgeted net earnings. In the event that Mr. Boehm's agreement with the Company is terminated other than for cause by the Company or by Mr. Boehm for cause, he would be entitled to receive an amount equal to his then base salary for the remainder of the agreement (or, in the case of termination without cause by the Company, one year, if greater) and an amount equal to the average of the bonuses paid to Mr. Boehm for the three preceding years, with any bonus related to a partial year pro-rated based on the amount that would have been paid for a full year (the "Boehm Average Bonus")for each full year during the remainder of the term of the Agreement which would have occurred in the absence of such termination and a ratable portion thereof for any partial year.

In the event that Mr. Boehm's employment agreement is not renewed upon the termination thereof for a period of at least one year on terms no less favorable to him, he would be entitled to receive an amount equal to his then base salary.

In the event of a change in control of the Company, Mr. Boehm would be entitled to terminate his agreement with the Company and receive from the Company an amount equal to (i) the greater of (A) his then base salary for the remaining term and (B) twice his then base salary and (ii) an amount equal to the Boehm Average Bonus. For such purposes, a "change in control" has the same meaning as in Mr. Harrington's employment agreement except that the 12-Month Period is a 24-Month Period.

Stephen Lazarus. The Company entered into a three-year employment agreement, effective July 28, 2003, with Stephen Lazarus, Senior Vice President and Chief Financial Officer of the Company. That agreement provides for the payment of an annual base salary of not less than $195,000. In addition, Mr. Lazarus is entitled to receive a bonus of 25% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company for the year in question and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding the budgeted net earnings of the Company. In the event of the termination of the employment of Mr. Lazarus other than for cause, or by Mr. Lazarus in the event of a material breach by the Company of the agreement, he would be entitled to receive an amount equal to his then base salary. In the event of the termination of employment by Mr. Lazarus after a change in control (which has the same meaning as in the employment agreement for Mr. Boehm) of the Company, he would be entitled to receive an amount equal to the greater of twice his then base salary and an amount equal to his base salary for the then remaining term of the agreement.

Glenn Fusfield. In February 2004, the Company entered into a three-year employment agreement with Glenn Fusfield, Chief Operating Officer of the Company, effective January 1, 2004. Under his agreement, Mr. Fusfield is entitled to receive an annual salary of not less than $239,616 and a bonus comprised of four components. Under the first component, Mr. Fusfield is entitled to receive a bonus of 3.75% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company for the year in question and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding its budgeted net earnings. Under the second component, Mr. Fusfield is entitled to receive a bonus equal to 13.75% of his then base salary based on the attainment of 75% of the budgeted income from operations of the Company's Maritime Division for the year in question and additional bonuses based on that division's exceeding that 75% threshold, including its exceeding the budgeted income from operations. Under the third component, Mr. Fusfield is entitled to receive an amount equal to 2.5% of his then base salary upon the attainment of each of five management business objectives for the year in question established for him by the President of the Company. Under the fourth component, Mr. Fusfield is entitled to receive a bonus of 1.25% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company's Coral Gables day spa for the year in question and additional bonuses based on that day spa's exceeding that 75% threshold, including exceeding its budgeted net earnings.

In the event that Mr. Fusfield's employment with the Company is terminated other than for cause by the Company or by Mr. Fusfield for cause, he would be entitled to receive an amount equal to up to two times his then base salary (depending on how much time then remained under the agreement) and health insurance benefits for one year. In the event that Mr. Fusfield's employment agreement is not renewed upon the termination thereof for a period of at least one year on terms no less favorable to him, he would be entitled to receive an amount equal to his then base salary.

In the event of a change in control of the Company, Mr. Fusfield would be entitled to terminate his employment with the Company and receive from the Company an amount equal to the greater of his then base salary for the remaining term and two times his then base salary and an amount equal to the average of the bonuses paid to Mr. Fusfield for the then preceding three years for each full year during the remainder of the term of the agreement. For such purposes, a "change in control" has the same meaning as in the employment agreements for Messrs. Boehm and Lazarus.

2004 Equity Incentive Plan

Under the Equity Plan, directors, officers and certain other employees of, and consultants to, the Company may be granted a variety of long term incentives, including non-qualified share options, incentive share options, restricted and unrestricted shares, share appreciation rights, exercise payment rights and performance share awards. The Equity Plan is administered by the Compensation Committee of the board of directors. Under the Equity Plan, the Compensation Committee determines, in its discretion, among other things, who will receive awards, when the awards will be granted, the number of shares or cash involved in each award, the time or times when any options will become exercisable or restrictions on shares will lapse and, subject to certain conditions, the price and duration of options.

The Equity Plan became effective in June 2004 upon its approval by the Company's shareholders. The Equity Plan replaced the Company's 1996 Option Plan, under which approximately 4,775,000 of the 5,000,000 Common Shares reserved for issuance thereunder were issued. Under that prior plan, the only awards that were granted were non-qualified share options and incentive share options. The 1996 Option Plan continues in effect solely with respect to the share options issued under that plan.

Equity awards granted under the Equity Plan may vest in specified installments. The term of any option may not exceed ten years from the date of grant. Payment of the exercise price of options may be made by certified or bank cashier's check, by tender of Common Shares having a fair market value equal to the option exercise price or by any other means acceptable to the Compensation Committee.

The Equity Plan provides that in the event of a change in control (which has a meaning similar to that under the employment agreements for Messrs. Boehm, Lazarus and Fusfield, described above) of the Company, all share options granted under the Equity Plan will automatically become fully exercisable.

No awards were made to officers of the Company under the Equity Plan in 2005. Under the Equity Plan, in 2004, as part of the annual equity grant to officers and certain other employees of the Company, the Compensation Committee awarded, for the first time, restricted shares to Company personnel. The restrictions on those shares lapse as to one-third of the shares on each of the first three anniversary dates of the date of grant. Holders of those restricted shares do not have voting, dividend or other rights of shareholders as to any shares until the restrictions lapse with respect to those shares. Share options were also awarded under the Equity Plan in 2004.

A total of 1,500,000 Common Shares have been reserved for issuance under the Equity Plan, although that number is subject to adjustment for share dividends, share splits, recapitalizations and certain other events. The expiration date of the Equity Plan, after which awards may not be made thereunder, is June 16, 2014. Except as may be required under any applicable regulatory rules, the board of directors may amend or discontinue the Equity Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without the recipient's consent.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the board of directors is composed of three independent directors: Ms. Cohen and Messrs. Harris and Preston. Jonathan D. Mariner was an independent director who served on the Compensation Committee until his resignation and replacement by Ms. Cohen, effective April 13, 2006.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee is responsible for approving all compensation of the Company's executive officers and for setting the policies relating to that compensation.

Compensation Philosophy. The Compensation Committee believes that the Company's goal of maximizing shareholder value is dependent to a significant extent on the Company's ability to attract and retain qualified executive officers. In order to do so, the Compensation Committee believes that the Company is required to offer attractive compensation packages, including competitive salaries. The Compensation Committee also believes that shareholder value is further enhanced by aligning the interests of its executive officers with the interests of its shareholders. In the opinion of the Compensation Committee, the compensation arrangements for the Company's executive officers promote such an alignment of interests by offering (i) compensation in the form of bonuses tied to specified Company performance criteria and (ii) the opportunity to receive Common Shares and/or options to purchase Common Shares, under the Equity Plan.

Components of Compensation. The Company's compensation program for its executive officers is designed to attract, motivate, reward and retain personnel capable of making significant contributions to the long-term success of the Company. The program consists of four components - salary, bonuses, awards under the Equity Plan (and, until June 2004, awards under the 1996 Option Plan) and various employee benefits (including automobile allowances as well as medical and disability insurance and 401(k) plan benefits and analogous benefits to certain executive officers outside the United States). The program places a significant percentage of the Company's executive officers' compensation at risk, rewarding the executives if the performance of the Company warrants such a reward and, accordingly, encouraging the building of shareholder value.

The cash compensation payable to the executive officers of the Company is based, generally, on the Company's employment agreements with its executive officers which, with respect to the Named Executive Officers, are described above under "Executive Compensation - Employment Agreements." Executive officers have received increases in base salary annually to reflect, generally, cost of living increases and, in certain cases, adjustments to make the base salary more competitive with those of similar positions at comparably sized companies.

In determining amounts and types of compensation, the Compensation Committee has considered compensation practices of other publicly traded entities and the advice of an independent compensation consultant. Those sources, as well as recommendations from the Chairman of the Board and the President and Chief Executive Officer of the Company, and internally generated information, are evaluated by the Compensation Committee in establishing and approving executive compensation. The Compensation Committee strives to strike an appropriate balance among base salary (attracting and retaining qualified personnel), bonuses (rewarding achievement of annual critical objectives) and equity awards (directly aligning long term incentives with results for shareholders). The Compensation Committee believes that these three components help to maximize shareholder value by attracting qualified personnel to the Company, and motivating executive officers to achieve the short-term, and long-term, goals of the Company.

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the annual corporate federal tax deduction for compensation paid to the Named Executive Officers to $1,000,000, unless the compensation qualifies as "performance based" and has been approved in advance by a vote of the Company's shareholders. There is only one officer the deductibility of whose compensation would presently, and for the foreseeable future, be subject to this limitation. In addition, the Committee does not believe that this limitation will materially affect the Company primarily because a significant portion of the Company's income is not subject to U.S. income taxation and, therefore, a significant portion of the executive officers' compensation will be allocable to income not subject to U.S. income tax.

Annual Base Salary. For 2005, increases in base salary for the Named Executive Officers other than the President and Chief Executive Officer (discussed below) and for Stephen Lazarus, Senior Vice President and Chief Financial Officer, were intended generally to reflect cost of living increases. Mr. Lazarus received an increase in base salary of 20% in 2005 as the initial part of a two step program intended to make that base salary more competitive with base salaries of chief financial officers at comparably sized companies.

Annual Bonuses. In general, for 2005, executive officers' annual bonuses were based, pursuant to their respective employment agreements, on attainment by the Company and/or (in the case of certain senior officers of subsidiaries of the Company) subsidiaries of the Company of budgeted levels of annual net earnings, which budgeted levels are generally approved by the Compensation Committee prior to the beginning of the year. Generally, for executive officers of the Company, 75% of specified budgeted net earnings levels in question must be attained for any bonus to be payable. If that level is exceeded, the bonus is increased proportionately. Where the targeted earnings levels are exceeded by more than 25%, the rate of bonus payments decreases as net earnings increase above that level.

The employment agreements for the executive officers generally provide that bonus amounts are capped by reference to a specified percentage of net earnings of the Company or the pertinent subsidiary of the Company. For 2005, due to the strong performance of the Company's Elemis Limited subsidiary, the Compensation Committee awarded a bonus to Mr. Harrington in excess of the applicable cap.

In 2005, certain Named Executive Officers received bonuses under their respective employment agreements in excess of those received for 2004 because the base salaries (by reference to which bonuses are calculated) were substantially higher than in 2004. For 2005, the budgeted targets represented an increase in the Company's budgeted targets from 2004.

Long-Term Incentive Compensation. The Equity Plan was adopted in June 2004 to replace the 1996 Option Plan, which was similar in most respects to the Equity Plan, but as to which the shares available for grant thereunder had been almost exhausted. The terms of the new Equity Plan are discussed elsewhere in this Proxy Statement. The Compensation Committee has made annual grants of share options and, beginning in 2004, grants of restricted shares under the Equity Plan to executive officers (and other employees) in amounts that recognize the relative importance of the executive's contributions to the Company, with the intention of providing additional incentives directly linked to the performance of the Company as reflected in its share price. In addition, under the Equity Plan, the Compensation Committee may award to executive officers and other employees of the Company other forms of long-term incentives upon such terms and conditions as the Compensation Committee may determine. In addition to the annual equity grants to executive officers and certain other employees, the Compensation Committee has made one-time grants to certain executive officers upon the commencement of employment with the Company, an increase in responsibility or the entry into a new employment agreement.

Equity awards to executive officers typically have been made in November or December of each year. However, no equity awards were made to executive officers (or other employees) in 2005. Executive officers were awarded options and, in most cases, restricted shares in January 2006. Certain other employees also received equity awards at that time.

Compensation of the Chief Executive Officer. In connection with Mr. Fluxman becoming President and Chief Executive Officer of the Company, in December 2000 (effective January 1, 2001), Mr. Fluxman and the Company entered into an employment agreement that continued through December 2005.

For 2005, Mr. Fluxman received an increase in base salary of ten percent, which was the second part of a two step program (the first ten percent increase was effective for 2004) which was intended to make that base salary more competitive with base salaries of chief executive officers at comparably sized companies.

As in the case of the other executive officers, Mr. Fluxman's bonuses are tied to the Company's performance. In Mr. Fluxman's case, bonuses are based on the Company's annual net earnings compared to annual budgeted net earnings targets. For 2005, Mr. Fluxman received a slightly greater bonus under his employment agreement than he received for 2004, due to the ten percent increase in Mr. Fluxman's 2005 base salary (by reference to which his bonus is calculated). As noted above, no equity award was granted to Mr. Fluxman (or other employees) in 2005.

In 2006, a new employment agreement was entered into with Mr. Fluxman to replace the employment agreement that expired in accordance with its terms in December 2005. As described elsewhere in this Proxy Statement, the terms of the New Employment Agreement are generally similar to that of the prior agreement.

Members of the Compensation Committee:

David S. Harris, Chair
Cynthia R. Cohen
Steven J. Preston

Performance Graph

The following graph compares the change in the cumulative total shareholder return on the Common Shares against the cumulative total return (assuming reinvestment of dividends) of the Nasdaq Composite(R)(U.S. and Foreign) Index, the Dow Jones U.S. Recreational Products and Services Index ("DJREQ") and the Dow Jones U.S. Travel and Leisure Index ("DJTravLeis") for the period beginning December 31, 2000, and ending December 31, 2005 (December 17, 2004 for the DJREQ Index). The DJREQ Index was discontinued as of December 17, 2004 and reconstituted as separate services and products indices, respectively, and, accordingly, the DJTravLeis Index was added to the performance graph beginning with the Company's Proxy Statement for the 2005 annual meeting of shareholders. That index includes certain companies included in the former DJREQ Index, but is a broader index and includes additional travel and leisure companies.

The Company has not paid dividends on its Common Shares. The graph assumes that $100.00 was invested on December 31, 2000 in the Common Shares at a per share price of $14.00, the closing price on that date, and in each of the comparative indices. The share price performance on the following graph is not necessarily indicative of future share price performance.

COMPARISON OF CUMULATIVE RETURN

Steiner Leisure Limited
NASDAQ Stock Market U.S. and Foreign Index
DJREQ Index
DJTravLeis Index
DOLLARS
300
250
200
150
100
50
0
12/31/00
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04(1)	12/31/05
Steiner Leisure Limited	100	173	100	102	213	254
NASDAQ Stock Market U.S. and Foreign Index	100	79	54	81	88	89
DJREQ Index	100	90	81	96	126	--
DJTravLeis Index	100	91	72	103	132	132

(1) 12/17/04 for the DJREQ Index, which ceased as of that date.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of April 14, 2006, regarding the beneficial ownership of the Common Shares of (i) each director and each Named Executive Officer of the Company, (ii) all directors and all executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the SEC). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and Named Executive Officers of the Company is the address of the Company's administrative affiliate, Steiner Management Services, LLC, Suite 200, 770 South Dixie Highway, Coral Gables, FL 33146. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)	Percent of Class(%)
Clive E. Warshaw	1,535,326(1)	8.53%
Leonard Fluxman	311,118(2)	1.72
Sean C. Harrington	2,167	*
Robert C. Boehm	58,846(3)	*
Stephen Lazarus	3,000	*
Glenn Fusfield	3,000	*
Michèle Steiner Warshaw	49,645(4)	*
Cynthia R. Cohen	-	-
Charles D. Finkelstein	7,326(5)	*
David S. Harris	3,000(6)	*
Steven J. Preston	-	-
Directors and executive officers as a group (16 persons)	2,082,936(7)	11.29
FMR Corp	2,163,130(8)	12.17
82 Devonshire St., Boston, MA 02109
Dalton, Greiner, Hartman, Maher & Co.	1,143,948(9)	6.44
565 Fifth Ave., Ste. 2101, New York, NY 10017
One Financial Center, Ste. 1600, Boston MA 02111
Franklin Resources, Inc.	904,650(10)	5.09
One Franklin Parkway, San Mateo, CA 94403

__________

* Less than one percent

(1) Includes 174,966 shares issuable upon exercise of options currently exercisable, or exercisable within 60 days after April 14, 2006 (hereinafter, "currently exercisable"). Does not include 49,645 shares owned by Michèle Steiner Warshaw, Mr. Warshaw's wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.

(2) Includes 301,951 shares issuable upon exercise of currently exercisable options.

(3) Includes 55,771 shares issuable upon exercise of currently exercisable options.

(4) Represents shares issuable upon exercise of currently exercisable options. Does not include 1,535,326 shares owned by Clive E. Warshaw, Ms. Warshaw's husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.

(5) Includes 7,226 shares issuable upon exercise of currently exercisable options.

(6) Represents shares issuable upon exercise of currently exercisable options.

(7) Includes 696,900 shares issuable on exercise of currently exercisable options.

(8) According to a Schedule 13G dated February 14, 2006 filed by FMR Corp. ("FMR"), FMR has no voting power with respect to the shares and sole dispositive power with respect to the shares.

(9) According to a Schedule 13G dated February 10, 2006 filed by Dalton, Greiner, Hartman, Maher & Co. ("Dalton"), Dalton has sole voting power with respect to 936,021 shares and sole dispositive power with respect to all of the shares.

(10) According to a Schedule 13G dated January 6, 2006 filed by Franklin Resources, Inc., (i) Franklin Templeton Investments Corp. has sole voting and sole dispositive power with respect to 433,100 shares, (ii) Templeton Investment Counsel, LLC has sole voting and sole dispositive power with respect to 421,880 shares, and (iii) Franklin Templeton Investment Management Limited has sole voting and sole dispositive power with respect to 49,670 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and certain officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based upon a review of such forms furnished to the Company and upon representations from certain persons subject to the reporting requirements of Section 16(a), the Company is not aware of any person who did not timely file reports required by Section 16(a) of the Exchange Act during 2005, other than inadvertent late filings of Form 4 with respect to the June 2005 option grant to Michèle Steiner Warshaw (late filing for Clive Warshaw for this transaction - indirect ownership).

CERTAIN TRANSACTIONS

United Kingdom Lease

Effective June 24, 2000, the Company's Elemis Limited subsidiary ("Elemis") entered into a 20-year lease with Harrow Weald Limited ("HWL") whereby Elemis leases approximately 12,500 square feet of space in the London borough of Harrow used for the operations of Elemis and the Company's United Kingdom training operations (the "Lease"). HWL is an entity owned by the children of Clive E. Warshaw and Michèle Steiner Warshaw. The annual rent is subject to increase after the fifth, tenth and 15th years of the lease term based on market conditions. In addition to other obligations of Elemis under the Lease, rent payments totaled $237,573 for 2005, based on the average British Pound to U.S. Dollar exchange rate in effect for that year. That rent reflected the agreement of HWL to reduce by 50% the annual rent for the first five years of the Lease term. The second five year term commenced in June 2005. In addition to the end of the 50% rent reduction in June 2005, rent was adjusted at that time as required under the terms of the Lease using the changes in a United Kingdom retail price index as the guideline, as approved by the Audit Committee. For 2006, the total rent will be approximately $280,000, based on the British Pound to U.S. Dollar exchange rate in effect on April 14, 2006. The Company believes that the terms of the Lease are no less favorable to the Company than would have been obtained from an unrelated party.

Share Purchase from Clive E. Warshaw

On March 15, 2005, the Company purchased 420,000 Common Shares from Mr. Warshaw, as part of its Common Share repurchase plan, for a total of $15,023,400. The purchase price of $35.77 per share was negotiated by Mr. Warshaw and the Company and represented a discount of $0.10 per share from the closing price of the Common Shares on the day preceding the transaction. This transaction was approved by the Audit Committee.

Compensation of Robert Schaverien

Robert Schaverien serves as the Managing Director of Steiner Training Limited ("Training"), a United Kingdom subsidiary of the Company responsible for the training of shipboard employees. Mr. Schaverien is the son-in-law of Clive E. Warshaw and Michèle Steiner Warshaw. For 2005, Mr. Schaverien received a salary of approximately $182,000, a bonus of approximately $107,305 and other benefits with an aggregate value of approximately $25,369. In January 2006, Mr. Schaverien was granted, as part of the annual grant of equity awards to the Company's officers and certain other employees under the Equity Plan, (i) ten-year options to purchase 5,500 of the Common Shares at an exercise price of $37.63 per share and which vest equally over three years and (ii) 4,400 restricted Common Shares which vest equally over three years (provided that certain specified Company performance criteria are met for 2006) and which have no voting, dividend or other shareholder rights until they vest.

The Company has agreed to the general terms of a five-year employment agreement for Mr. Schaverien, effective January 1, 2005, under which he would receive a base salary of not less than approximately $182,000, a bonus based on the performance of the Company's Maritime Division and the Company as a whole and the meeting of certain annually-specified business objectives and a car allowance and certain other benefits. It is anticipated that other provisions of the employment agreement will be similar to those of Mr. Harrington, described above.

For 2006, Mr. Schaverien will receive a base salary of approximately $185,500 and other benefits similar to that described above for 2005.

The compensation amounts for 2005 are based on the average British Pound to U.S. Dollar exchange rate for 2005. The compensation amount for 2006 is based on the British Pound to U.S. Dollar exchange rate on April 14, 2006. The compensation payable to Mr. Schaverien (including the targets upon which his bonus is based) is required to be approved by the Audit Committee and Compensation Committee.

Compensation of Patty Fluxman

Patty Fluxman, the wife of Leonard I. Fluxman, President and Chief Executive Officer of the Company, served as the Director of Human Resources for the Company's Steiner Management Services LLC subsidiary ("SMS") through April 30, 2006. For 2005, Ms. Fluxman received compensation at the rate of $43.27 per hour. Her total salary for 2005 was $121,671, and she received a bonus of $22,500. In January 2006, Ms. Fluxman was granted, as part of the annual grant of equity awards to the Company's officers and certain other employees under the Equity Plan, (i) ten-year options to purchase 165 of the Common Shares at an exercise price of $37.63 per share and which will vest equally over three years and (ii) 600 restricted Common Shares which vest equally over three years (provided that certain specified Company performance criteria are met for 2006) and which have no voting, dividend or other shareholder rights until they vest.

From January through April 2006, Ms. Fluxman received a salary at the annual rate of $103,500.

Ms. Fluxman's salary, bonus and equity awards were recommended by Stephen Lazarus, Senior Vice President and Chief Financial Officer of the Company, and approved by the Audit Committee.

Effective April 30, 2006, Ms. Fluxman no longer served in the capacity described above and, pursuant to a two-year agreement with the Company approved by the Audit Committee, Ms. Fluxman became a Senior Human Resources Specialist for SMS. In that capacity, she receives an annual salary of $103,500 and is not entitled to any other compensation from the Company. Under her agreement with the Company, Ms. Fluxman will coordinate the Company's equity award programs, develop and coordinate a Company-wide human resources-related summit meeting and otherwise provide assistance with respect to human resources matters as requested from time to time by the Chief Financial Officer of the Company. In connection with her assuming this new position, Ms. Fluxman is required to execute a release of claims in connection with her service to the Company through April 30, 2006 and agreed to certain restrictions on solicitation of Company employees and use of confidential Company information.

Compensation of Michèle Steiner Warshaw

Michèle Steiner Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary ("Cosmetics"). That subsidiary owns the rights to a number of products sold by the Company. Ms. Warshaw is a member of the board of directors of the Company and is the wife of Clive E. Warshaw. Pursuant to a five-year employment agreement with Cosmetics, effective January 1, 2002, Ms. Warshaw received a salary of $50,000 and a car allowance of $10,000 in 2005. Effective June 15, 2006, Ms. Warshaw's annual salary will be $64,000. Ms. Warshaw also receives compensation as a director of the Company, as described above.

Proposal Two - Approval of the Company's 2006 Non-Employee Directors' Restricted Share Plan

Introduction

In April 2006, the board of directors of the Company unanimously approved, subject to shareholder approval, the Company's 2006 Non-Employee Directors' Restricted Share Plan (the "New Directors' Plan"). Upon shareholder approval, the New Directors' Plan would replace the Current Directors' Plan, under which Non-Employee Directors receive annual grants of options to purchase Common Shares. The Current Directors' Plan would then be terminated and no additional options would be granted under that plan. However, outstanding options granted under the Current Directors' Plan would continue to be governed by the terms of that plan.

Under the New Directors' Plan, Non-Employee Directors would receive annual grants of restricted Common Shares that would vest (subject to exceptions described below) on the first anniversary of the date that the shares are granted (the "Restricted Shares").

The purpose of the New Directors' Plan, as is the case with the Current Directors' Plan, is to advance the interests of the Company and its shareholders by promoting an identity of interest between the Company's Non-Employee Directors and its shareholders, providing Non-Employee Directors with a proprietary stake in the Company's success and strengthening the Company's ability to attract and retain qualified Non-Employee Directors by affording such persons an opportunity to share in the future success of the Company.

A total of 100,000 Common Shares are available for grant under the New Directors' Plan.

The Company's four Non-Employee Directors would be eligible to receive grants under the New Directors' Plan - Ms. Cohen and Messrs. Finkelstein, Harris and Preston. In addition, Ms. Warshaw would receive, under the Equity Plan, restricted shares in an amount, and with rights, substantially identical to the Restricted Shares that would be granted under the New Directors' Plan.

Reason for Adoption of the New Directors' Plan

The Current Directors' Plan provides for the annual grant to Non-Employee Directors of options to purchase Common Shares of the Company at a price equal to the closing price of the Common Shares on the Nasdaq Stock Market on the date they are granted. Those options vest on the first anniversary of date of grant. The Current Directors' Plan was adopted in October 1996 and subsequently amended to modify the amount of options granted under that plan. A total of 185,625 options are available for grant under that plan. Options covering a total of approximately 136,000 of the Common Shares have been awarded under that plan. The Current Directors' Plan expires with the awards that would be made on the date of the Annual Meeting (if the New Directors' Plan is approved by the shareholders, those awards would not be made).

In addition to the fact that no additional awards can be made under the Current Directors' Plan after the date of the Annual Meeting, the board of directors believes that it is appropriate to adopt the New Directors' Plan because, in the opinion of the board, the award of Restricted Shares to Non-Employee Directors' continues the Company's policy by promoting an identity of interest between the Non-Employee Directors and the Company's shareholders and effectuates this policy through grants providing a more direct form of ownership than that provided by the grant of options.

The New Directors' Plan is summarized below. This summary is qualified by the terms of the New Directors' Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Summary of the New Directors' Plan

Persons eligible to participate in the New Directors' Plan, are required to be Non-Employee Directors of the Company; that is, a member of the board of directors who is not an employee of the Company or a subsidiary of the Company.

Unlike the Current Directors' Plan which provides for grants of specified amounts of Common Share options annually, under the New Directors' Plan, on the date of each annual meeting of shareholders, commencing with the Annual Meeting in June 2006, each Non-Employee Director would receive, instead of those options, a number of Restricted Shares determined by dividing $50,000 by the fair market value of the Common Shares (the closing sales price of the Common Shares on the Nasdaq Stock Market, as long as the shares are traded there) on the date of the annual meeting. In addition, any Non-Employee Director who serves as chair of a committee of the board of directors would be granted, on each annual meeting date, for each such chair position held, a number of Restricted Shares determined by dividing $10,000 by the fair market value of the Common Shares on that date.

Any new Non-Employee Director appointed by the board to fill a vacancy on the board, or who is otherwise appointed or elected to the board in a manner other than by election at an annual meeting of shareholders, would be entitled, under the New Directors' Plan, to receive, on the effective date of such appointment or election, a pro-rated number of Restricted Shares determined by dividing $50,000 (plus any additional amounts for serving as chair of a committee of the board, as applicable), by the fair market value of the Common Shares on the effective date of such appointment or election, multiplied by a fraction, the numerator of which is the number of days between the time of such appointment or election (the measuring date for determining the fair market value of the Common Shares) and the next annual meeting of shareholders, and the denominator of which is 365, or 366 in the case of a leap year.

Non-Employee Directors would have no voting, dividend or other rights as a shareholder with respect to the Restricted Shares granted under the New Directors' Plan until the first anniversary of the date of grant, except as described below. As of such first anniversary date, or such other date, Non-Employee Directors would have all rights of shareholders with respect to those shares.

Restricted Shares granted under the Non-Employee Directors' Plan cannot be transferred other than by will or the laws of descent and distribution, other than certain transfers without consideration to family members of Non-Employee Directors.

The New Directors' Plan provides that, in the event of the death of a Non-Employee Director, a change in control of the Company (which for this purpose is defined in a manner similar to the definition of that term in the Equity Plan, as described above) or the termination of service of a Non-Employee Director other than due to voluntary resignation or removal as a result of misconduct, all rights of a shareholder of the Company would apply to the holder of Restricted Shares granted under the plan.

The New Directors' Plan provides that the plan is to be administered by the Compensation Committee of the board of directors. However, because of the automatic nature of the eligibility for, and amount of, awards under the New Directors' Plan, the Compensation Committee would not have discretion with respect to the amount or terms of any grant of Restricted Shares under the New Directors' Plan.

The New Directors' Plan will expire after the grant of Restricted Shares at the 2015 Annual Meeting, unless it is terminated earlier by the board of directors. The board of directors may also amend the plan, provided that the board of directors may not make any amendment that would adversely affect any grant of Restricted Shares previously made under the New Directors' Plan and any amendment requiring approval of the Company's shareholders under applicable law, regulation or rule will not be effected unless and until such approval is obtained.

Equity Compensation Plan Information

The following information is as of December 31, 2005:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders(1)	1,573,958	$22.08	1,665,000
Equity Compensation Plans Not Approved by Security Holders(2)	11,000	98.00	89,000
Total	1,584,958	$22.60	1,754,000

(1) The number of securities to be issued upon exercise of outstanding options, warrants and rights includes shares issued under the (i) 1996 Option Plan, (ii) Equity Plan and (iii) Current Directors' Plan.

(2) The securities represent options covering shares of the common stock of Steiner Education Group, Inc., a subsidiary of the Company (wholly owned other than with respect to the shares underlying the options described below), issued under that entity's 1999 Stock Option Plan (the "SEG Plan"). The only grant of awards under the SEG Plan was a grant, at the time of adoption of the plan, of options to five senior officers of the Company (two of those officers have since left the Company and their options have been cancelled). These options vested and became exercisable in equal annual amounts over three years, have terms of ten years and are forfeited upon certain terminations of employment of an option holder with the Company. The exercise price of the options is the fair market value of the shares on the date of the grant.  The Company has no intention of issuing any other awards under the SEG Plan.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" approval of the New Directors' Plan. If the shareholders do not approve the New Directors' Plan, the board of directors will consider whether to adopt an alternative arrangement with respect to equity compensation for Non-Employee Directors based on the needs of the Company.

PROPOSAL THREE - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young as independent auditors of the Company for the fiscal year ending December 31, 2006, subject to ratification by the shareholders. Ernst & Young was engaged as independent auditors for the Company in June 2002.

Ernst & Young has provided certain non-audit services to the Company as described elsewhere in this Proxy Statement.

Although ratification by the shareholders of the appointment of independent auditors is not legally required, the board of directors believes that such action is desirable. If the appointment of Ernst & Young is not ratified, the Audit Committee may consider other independent auditors for the Company. However, due to the difficulty and expense of making any change of auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for 2006 unless the Audit Committee found other good reason for making a change.

A representative of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which the shareholders might have.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young as independent auditors of the Company for the 2006 fiscal year.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors knows of no other matters that will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telegram, facsimile or in person by directors, officers or employees of the Company, who will receive no additional compensation for such services. In addition, the Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy materials to beneficial owners.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals that shareholders wish to have considered for inclusion in the proxy statement for the 2007 annual meeting of shareholders must be received by the Company on or before January 5, 2007. Shareholders are required to follow the procedure set forth in Rule 14a-8 of the Exchange Act. Proposals should be directed to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

In order for a shareholder proposal to be submitted outside the processes of Rule 14a-8, the Company's Articles of Association provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company's Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), or between February 15, 2007 and April 1, 2007. If the annual meeting is to be held more than 30 days before, or more than 60 days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the 10th day following the day on which the public announcement of the annual meeting date is first made by the Company. The shareholder's notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder's name and address, as they appear in the Company's books, (iii) the number of shares beneficially owned by the shareholder and the names of any other beneficial owners of such shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

DELIVERY OF DOCUMENTS

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more security holders sharing the same address by delivering only one proxy statement and annual report to that address. This process, which is commonly referred to as "householding," can effectively reduce the Company's printing and postage costs. Under householding, each shareholder would continue to receive a separate proxy card or vote instruction card. Certain shareholders whose shares are held in street name and who have consented to householding will receive only one set of our annual meeting materials per household. If a shareholder's household received a single set of our annual meeting materials this year, that shareholder can request to receive additional copies of these materials by calling or writing the shareholder's brokerage firm, bank or other nominee. Shareholders that own their shares in street name, can request householding by calling or writing their brokerage firm, bank or other nominee.

ANNUAL REPORT

A copy of the Company's 2005 Annual Report to Shareholders (which includes the Company's annual report on Form 10-K, without exhibits, for fiscal year 2005) is being mailed with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. Additional copies of the Annual Report or Form 10-K may be obtained, without charge, by any shareholder, by writing or calling Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, Suite 200, 770 South Dixie Highway, Coral Gables, Florida 33146, telephone (305) 358-9002.

By Order of the Board of Directors

Robert C. Boehm
Secretary

May 5, 2006

APPENDIX A

STEINER LEISURE LIMITED

2006 NON-EMPLOYEE DIRECTORS' RESTRICTED SHARE PLAN

1. INTRODUCTION.

This plan shall be known as the "Steiner Leisure Limited 2006 Non-Employee Directors' Restricted Share Plan" (this "Plan"). This Plan sets forth the terms of grants of restricted common shares of Steiner Leisure Limited (the "Company") to Non-Employee Directors (as defined below) of the Company. The purpose of this Plan is to advance the interests of Company and its shareholders by promoting an identity of interest between the Company's Non-Employee Directors and its shareholders, providing Non-Employee Directors with a proprietary stake in the Company's success and strengthening the Company's ability to attract and retain qualified Non-Employee Directors by affording such persons an opportunity to share in the future success of the Company.

2. DEFINITIONS.

    "Act" means the Securities Act of 1933, as amended.
    "Annual Meeting" has the meaning set forth in Section 5(a).
    "Annual Meeting Date" has the meaning set forth in Section 5(a).
    "Board" means the Board of Directors of the Company.
    "Change in Control" has the meaning set forth in Section 5(g).
    "Committee" means the Compensation Committee of the Board.
    "Company" means Steiner Leisure Limited.
    "Effective Date" has the meaning set forth in Section 5(b).
    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, on the date in question, or if the prices described in clauses (i) and (ii), below, are not available on such date, on the latest date preceding the date in question on which such prices are available, (i) the closing sales price per share of the Shares on the Nasdaq Stock Market ("Nasdaq") or, if the Shares are not then traded on Nasdaq, on any national securities exchange, or (ii) if the Shares are not then traded on Nasdaq or such exchange, and are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market, or (iii) if the Shares are then not listed on Nasdaq or such exchange, or traded in an over-the-counter market, such value as the Board may reasonably determine.

    "Family Members" has the meaning set forth in Section 5(e)(i).

    "Grant Agreements" has the meaning set forth in Section 4.

    "Grant Date" means the date Restricted Shares are granted to a Non-Employee Director under this Plan.

    "New Directors" has the meaning set forth in Section 5(g)(iii).

    "Non-Employee Director" means a member of the Board who is not an employee of the Company or any subsidiary (as defined under Rule 12b-2 under the Exchange Act) of the Company on a date in question.

    "Plan" means this Steiner Leisure Limited 2006 Non-Employee Directors' Restricted Share Plan.

    "Present Directors" has the meaning set forth in Section 5(g)(iii).

    "Restricted Shares" means the Shares available to be granted, and that are granted, under this Plan.

    "Restriction Period" means, with respect to a grant of Restricted Shares, the period commencing on the Grant Date and ending on the first anniversary of the Grant Date, unless otherwise provided in this Plan.

    "Shares" means the common shares of the Company, par value (U.S.) $.01 per share.

    "Vested Shares" means Restricted Shares as to which the Restriction Period has ended.

3. ADMINISTRATION.

This Plan shall be administered by the Committee unless the Board designates another committee, group or individual to do so. Where the context so requires, references to the Committee herein shall also refer to any such other committee, group or individual, if applicable. Subject to the provisions of this Plan, the Committee shall be authorized to interpret this Plan, to establish, amend and rescind any rules and regulations relating to this Plan and to make all other determinations necessary or advisable for the administration of this Plan; provided, however, that the Committee shall have no discretion with respect to the selection of directors to receive Restricted Shares, the number of Restricted Shares to be granted or the timing of grants of Restricted Shares, all of which shall be determined in accordance with the provisions of this Plan.

Notwithstanding the foregoing, the Committee may amend this Plan pursuant to Section 8, below. The determinations of the Committee in the administration of this Plan, as described herein, shall be final and conclusive. The proper officers of the Company shall be authorized to implement this Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. Except as otherwise provided herein, the validity, construction and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with the laws of the Commonwealth of the Bahamas subject to any applicable requirements under the securities and tax laws of all applicable jurisdictions.

4. ELIGIBILITY; RESTRICTED SHARE GRANT AGREEMENT.

Only Non-Employee Directors shall be eligible to receive Restricted Shares under this Plan. Grants of Restricted Shares shall be evidenced by written agreements in such form as the Committee shall approve and that are consistent with the terms of this Plan ("Grant Agreements").

5. GRANTS OF RESTRICTED SHARES.

Restricted Shares shall be granted to Non-Employee Directors, subject to the requirements and limitations set forth in this Plan, and the limitation on the number of Shares that may be issued under this Plan as described in Section 6, below, is as follows:

    Annual Grants. On the date of each annual meeting of shareholders of the Company ("Annual Meeting") during the term of this Plan (an "Annual Meeting Date") each individual elected, re-elected or continuing as a Non-Employee Director at such meeting shall be granted, without the need for further action by the Committee, a number of Restricted Shares determined by dividing $50,000 by the Fair Market Value of the Shares on the Annual Meeting Date (rounded to the nearest whole number). In addition, any Non-Employee Director who serves as chair of a committee of the Board shall be granted on each Annual Meeting Date, for each such chair position held, a number of

    Restricted Shares determined by dividing $10,000 by the Fair Market Value of the Shares on the Annual Meeting Date (rounded to the nearest whole number).

    Other Grants. Any new Non-Employee Director who is appointed by the Board to fill a vacancy on the Board, or who is otherwise appointed or elected to the Board otherwise than at an Annual Meeting, shall be granted, on the effective date of such appointment or election (the "Effective Date"), without the need for further action by the Committee, a number of Restricted Shares determined by dividing $50,000 by the Fair Market Value of the Shares on the Effective Date (plus any additional Shares as may be required by the last sentence of Section 5(a), above) multiplied by a fraction, the numerator of which is the number of days from the Effective Date until the scheduled date of the then next Annual Meeting Date (or, if such date has not yet been scheduled, the anniversary date of the then immediately preceding Annual Meeting or, in the absence of such date, a date approximating the date of the next Annual Meeting as determined in good faith by the Committee), and the denominator of which is 365 or, in the case of a leap year, 366.

    Shareholder Rights.  Non-Employee Directors shall have no rights as shareholders with respect to the Restricted Shares until the expiration of the Restriction Period.  Among other things, during the Restriction Period, the Non-Employee Directors shall have no voting rights or rights to dividends or other distributions (if any) with respect to the Restricted Shares and shall not be entitled to a certificate representing the Restricted Shares.  Upon the expiration of the Restriction Period, Non-Employee Directors shall have all rights of a shareholder with respect to the Vested Shares.

    Delivery of Share Certificates. As soon as practicable after the expiration of the Restricted Period, a share certificate for those Restricted Shares registered in the name of the Non-Employee Director that have become Vested Shares shall be delivered to that Non-Employee Director or the estate thereof, as the case may be. However, the Company shall not be obligated to deliver a certificate evidencing Vested Shares until (i) any applicable taxes have been paid and (ii) all applicable legal matters in connection with the issuance and delivery of such certificate have been approved by the Company's counsel. If the sale of Vested Shares has not been registered under the Act or is subject to other restrictions under applicable law, regulation or rule, the Company may require, as a condition to issuance of a certificate evidencing such Vested Shares, such representations or agreements from the Non-Employee Director holding such Vested Shares as counsel for the Company may consider appropriate to avoid violation of the Act or other applicable law, regulation or rule and may require that such certificate bear an appropriate restrictive legend. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Vested Shares, shall relieve the Company of any liability in respect of the failure to issue or sell such Vested Shares.

    Assignment or Transfer. Except as set forth in this Section 5(e), no Restricted Share may be transferred other than by will or by the laws of descent and distribution, and during a Non-Employee Director's lifetime, a Restricted Share may be owned only by the Non-Employee Director to whom it was granted. A Restricted Share may be transferred to a (i) Non-Employee Director's spouse, children or grandchildren (referred to herein as "Family Members"), (ii) a trust or trusts for the exclusive benefit of Family Members or (iii) a partnership in which Family Members are the only partners. Any transfer pursuant to this Section 5(e) shall be subject to the following: (i) there shall be no consideration for such transfer, (ii) there may be no subsequent transfers without the approval of the Committee and (iii) all transfers shall be made so that no liability under Section 16(b) of the Exchange Act arises as a result of such transfer. Following any transfer, the holder of the transferred Restricted Shares shall continue to be subject to the same terms and conditions as were applicable to the Non-Employee Director immediately prior to transfer, with the transferee being deemed to be the Non-Employee Director for such purposes, and the effects of death, a change in control and termination of service with respect to the Non-Employee Director described in Sections 5(f), 5(g) and 5(h), below, shall continue to apply.

    Death. Upon the death of a Non-Employee Director, all Restricted Shares held by such Non-Employee Director shall immediately become Vested Shares.

    Change in Control. In the event of a Change in Control (as defined below) of the Company, Restricted Shares held by a Non-Employee Director shall immediately become Vested Shares as of the date of such Change in Control. For purposes of this Section 5(g), a "Change in Control" means the happening of any of the following:

    (i) any transaction as a result of which a change in control of the Company would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement, otherwise than through an arrangement or arrangements consummated with the prior approval of the Board;

    (ii) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (a) becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 20% of the then outstanding voting securities of the Company, otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Board or (b) acquires by proxy or otherwise the right to vote for the election of directors, for any merger or consolidation of the Company or for any other matter or question, more than 20% of the then outstanding voting securities of the Company, otherwise than through an arrangement or arrangements consummated with the prior approval of the Board;

    (iii) during any period of 24 consecutive months (not including any period prior to the adoption of this Plan), Present Directors and/or New Directors cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence, "Present Directors" shall mean individuals who, at the beginning of such consecutive 24 month period, were members of the Board and "New Directors" shall mean any director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were Present Directors or New Directors; or

    (iv) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act that is the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of 20% or more of the then outstanding voting securities of the Company commences soliciting proxies.

    Termination of Status of Non-Employee Director. If a Non-Employee Director ceases to be a member of the Board due to voluntary resignation or removal as a result of misconduct of the Non-Employee Director, all Restricted Shares held by such Non-Employee Director shall become forfeited immediately upon the termination of such Non-Employee Director's membership on the Board. If a Non-Employee Director ceases to be a member of the Board for any reason other than voluntary resignation or removal as a result of misconduct of the Non-Employee Director, all Restricted Shares held by such Non-Employee Director shall become Vested Shares immediately upon the termination of such Non-Employee Director's membership on the Board.

    Tax Withholding. In order to enable the Company to meet any applicable withholding tax requirements arising as a result of a grant of the Restricted Shares, the Grant Agreements may provide for the payments by a Non-Employee Director of amounts required to be withheld for tax purposes in connection with the end of the Restriction Period or another event, and/or the withholding by the Company of such amount of Restricted Shares or Vested Shares as necessary to pay the required tax withholding.  The value of any Restricted Shares or Vested Shares to be withheld by the Company shall be the Fair Market Value on the date to be used to determine the amount of tax to be withheld.

    Notification of Section 83(b) Election. If, in connection with the grant of Restricted Shares, any Non-Employee Director makes an election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, such Non-Employee Director must notify the Company in writing of such election within ten days after filing such election with the Internal Revenue Service.

    Rule 16b-3. Restricted Shares granted hereunder are required to comply with the applicable provisions of Rule 16b-3 under the Exchange Act and the Grant Agreements may contain such additional conditions or restrictions as may be required thereunder to qualify to the maximum extent for the exemption from Section 16(b) of the Exchange Act available pursuant to Rule 16b-3.

6. SHARES AUTHORIZED.

(a) General. Subject to adjustment as provided below, the aggregate number of Shares that may be issued pursuant to grants of Restricted Shares under this Plan is 100,000. Such Shares may be authorized but unissued Shares, or may be Shares reacquired by the Company and held in treasury.

(b) Certain Adjustments. In the event of any reorganization, recapitalization, Share split, Share dividend, combination of Shares, issuance of rights or any other change in the capital or corporate structure of the Company, the number of Shares available for issuance under this Plan and the number of outstanding Restricted Shares shall be adjusted equitably to reflect the occurrence of such event; provided, however, that no adjustments shall be made except as shall be necessary to preserve, rather than enlarge or reduce the value of grants of Restricted Shares under this Plan. Any such adjustment shall be made by the Committee.

7. EFFECT AND DISCONTINUANCE.

Neither adoption of this Plan nor the grant of Restricted Shares to Non-Employee Directors hereunder shall confer upon any person any right to continued status as a director of the Company or affect in any way the right of the Company to terminate a director at any time.

8. EFFECTIVE DATE; TERMINATION AND AMENDMENT OF PLAN.

    Term. The effective date of this Plan is April 25, 2006, the date of its adoption by the Board, subject to approval of this Plan by the shareholders of the Company at the 2006 Annual Meeting. This Plan will continue in effect until the grant of Restricted Shares at the 2015 Annual Meeting or until this Plan is otherwise terminated by the Board. However, the pertinent terms of this Plan shall continue thereafter while previously awarded Restricted Shares remain outstanding.

    Termination and Amendment. The Board may terminate or amend this Plan, including discontinuing granting Restricted Shares hereunder as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, however, that the Board may not make any amendment that would adversely affect any grant of Restricted Shares previously made under this Plan and any amendment requiring approval of the Company's shareholders under applicable law, regulation or rule shall not be effective under such approval is obtained.

9. GENERAL PROVISIONS.

    Other Compensation. Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to Non-Employee Directors that the Company now has or may hereafter put into effect.

    Section 16. Restricted Shares awarded hereunder shall be held by the Non-Employee Director for such period of time required so as to avoid liability under Section 16(b) of the Exchange Act.

    Headings. Headings are given to sections of this Plan solely as a convenience to facilitate reference and are not intended to affect the meaning of any provision hereof. The references herein to any statute, regulation or other provision of law shall be construed to refer to any amendment or successor to such provisions.

[FORM OF PROXY CARD]

STEINER LEISURE LIMITED
PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 15, 2006

The undersigned hereby appoints Leonard Fluxman and Robert C. Boehm, and each of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the common shares of Steiner Leisure Limited held of record by the undersigned on April 21, 2006 at the Annual Meeting of Shareholders to be held on June 15, 2006, and at any adjournments or postponements thereof, for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF CLIVE E. WARSHAW AND DAVID S. HARRIS AS CLASS I DIRECTORS, FOR CYNTHIA R. COHEN AS A CLASS II DIRECTOR, FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF
STEINER LEISURE LIMITED
June 15, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF CLIVE E. WARSHAW AND DAVID S. HARRIS AS CLASS I DIRECTORS, "FOR" THE ELECTION OF CYNTHIA R. COHEN AS A CLASS II DIRECTOR, AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

		For All Nominees	Withhold Authority for All Nominees	For All Except (see instructions below)	Nominees:

1.

Election of 2 Class I Directors and 1 Class II Director. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		[ ]	[ ]	[ ]	○	Clive E. Warshaw	Class I
					○	David S. Harris	Class I
					○	Cynthia R. Cohen	Class II

3.	Approval of 2006 Non-Employee Directors' Restricted Share Plan.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the 2006 fiscal year.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. The signer hereby acknowledges the receipt of the Notice of Annual Meeting and Proxy Statement.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Please check here if you plan to attend the meeting [ ]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

Signature	Date

Signature, if held jointly	Date

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or similar entity, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.